Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE

Hexion Specialty Chemicals Reports Fourth Quarter and Fiscal Year 2005 Results

COLUMBUS, Ohio – (March 8, 2006) – Hexion Specialty Chemicals today reported its results for the fourth quarter period and fiscal year ended December 31,2005 including improved revenues and operating income. Highlights for the fourth quarter of 2005 include:

•	Revenues of $1.2 billion compared to $0.9 billion during the prior year period, or $1.1 billion on a proforma basis in the prior year period. On a proforma basis, revenues increased 9 percent. The proforma period is adjusted for the April 2005 acquisition of Bakelite.

•	Operating income of $42 million, versus operating income of $41 million in the prior year period. The income for the quarter included the negative cost impact from Hurricanes Katrina and Rita totaling $17 million.

•	Net loss of $14 million for the quarter, versus a net loss of $11 million in the prior year period, or a net loss of $18 million in the prior year period on a proforma basis.

•	Proforma Adjusted EBITDA of $603 million for the year ended December 31, 2005 compared to Proforma Adjusted EBITDA of $506 million for the year ended December 31, 2004. Proforma Adjusted EBITDA for the year ended December 31, 2005 has not been adjusted to include $27 million for the impact of Hurricanes Katrina and Rita. (Note: Proforma Adjusted EBITDA is a non-GAAP measure and is defined and reconciled to Net Loss later in this release).

The company’s net debt (total debt less cash) at the end of the quarter was $2.2 billion. Hexion’s net debt has decreased approximately $100 million since its formation on May 31, 2005.

“While Hexion was impacted by the dramatic cost volatility for key raw material feedstocks during the quarter, the company maintained strong pricing levels and margins,” said Craig O. Morrison, President and CEO. “Throughout the organization, we continue to pursue synergies by integrating the operations of the merged companies that created Hexion, while implementing continued cost reduction programs. We believe that our customers will benefit from our global scale, expanded product offering and production efficiencies.”

Hexion announced during the fourth quarter 2005 that it had reached an agreement to acquire the global ink and adhesive resins business of Akzo Nobel. Closing of the Akzo Nobel transaction is dependent upon successful completion of normal governmental reviews and consultations with employee works councils. Hexion announced in January 2006, it had completed the purchase of the decorative coatings and adhesives business unit of the Rhodia Group. In March 2006, Hexion completed the purchase of the global wax compounds business of Rohm and Haas Company.

“These acquisitions strategically expand our global footprint with their complimentary businesses,” Morrison said. “We anticipate growth from our existing product lines and further integration of these ‘bolt-on’ acquisitions.”

For the year ended December 31, 2005, Hexion Specialty Chemicals posted total revenue of $4.5 billion. Sales for the period were up 15 percent on a proforma basis after adjusting for the August 2004 acquisition of Borden Chemical and Resolution Specialty, as well as the April 2005 Bakelite acquisition. Operating income was $208 million, and the company incurred a net loss of $87 million. In addition to the impact of Hurricanes Katrina and Rita noted below, the net loss included: transaction-related expenses of $44 million, a $17 million write-off of deferred financing costs, a $9 million loss from discontinued operations and $16 million of non-cash inventory purchase accounting adjustments.

Fiscal year costs from Hurricanes Katrina and Rita totaled $27 million on a pre-tax basis, primarily due to a combination of higher raw material and logistics costs, which was in line with the previously announced estimate.

“We are pleased with our overall 2005 results driven by our ability to provide customers with a broad range of materials, leading technologies and superior technical support,” Morrison said.

Hexion Specialty Chemicals has filed a registration statement on Form S-1, which is not yet effective, and therefore will not host a conference call to discuss its results.

Reconciliation of Net Loss to Proforma Adjusted EBITDA

Proforma Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash, non-recurring costs and realized or expected future cost savings and other adjustments permitted in calculating covenant compliance under the indentures governing certain of the company’s debt instruments and the company’s senior credit facility. These agreements require the maintenance of Proforma Adjusted EBITDA of Fixed Charges and senior secured debt to Proforma Adjusted EBITDA ratios and restrict our ability to take certain actions such as incur additional debt or make acquisitions if we are unable to meet these ratios. The most restrictive of these covenants, the covenants to incur additional indebtedness and the ability to make future acquisitions, require a Proforma Adjusted EBITDA to Fixed Charges ratio (measured on a trailing four-quarter basis) of 2.25:1 with fixed charges defined as interest expense excluding the amortization or write-off of deferred financing costs. Failure to comply with these covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisition. The company believes that the inclusion of the supplemental adjustments applied in presenting Proforma Adjusted EBITDA is appropriate to provide additional information to investors to demonstrate compliance with our financial covenants and assess our ability to incur additional indebtedness in the future. Adjusted EBITDA and fixed charges are not defined terms under GAAP.

Adjusted EBITDA is not intended to represent any measure of performance in accordance with generally accepted accounting principles, or GAAP, and the company’s calculation and use of this measure may differ from other companies. These non-GAAP measures should not be used in isolation or as a substitute for measures of performance or liquidity. Adjusted EBITDA should not be considered alternatives to operating income or net loss under GAAP for purposes of evaluating the company’s results of operations or as an alternative to cash flows as a measure of liquidity.

RECONCILIATION OF NET LOSS TO

PROFORMA ADJUSTED EBITDA

(in millions)

	Year Ended 12/31/05	Year Ended 12/31/04
Net loss	$(87)	$(105)
Depreciation & amortization	148	86
Interest expense, net (1)	221	117
Income tax expense (benefit)	48	—

EBITDA	$330	$98

Adjustments
Transaction costs (2)	44	65
Non-cash charges (3)	30	86
Unusual items (4)	65	91
Acquisitions (5)	29	41
Synergies (6)	105	125

Adjusted EBITDA	$603	$506

Fixed charge coverage	2.82	2. 36

(1)	Included in interest expense in 2005 is $17 related to the write-off of deferred financing costs. Of this amount $6 was related to the bridge loan facility entered into and repaid in 2005 and $11 was related to the early termination of legacy company credit facilities.
(2)	Amount principally represents integration and merger costs expensed related to the acquisition of Bakelite and the merger of Borden Chemical, Resolution Performance and Resolution Specialty.
(3)	Amounts represent non-cash charges including impairments of fixed assets, goodwill and other intangible assets, stock-based compensation and unrealized foreign currency exchange losses on debt instruments denominated in currencies other than the functional currency of the holder.

(4)	Unusual items include the following:

	Year Ended 12/31/05	Year Ended 12/31/04
Purchase accounting effects/inventory step-up	16	11
Legacy legal costs	—	11
Discontinued operations	9	—
Business Realignment	9	29
Other (a) (b)	31	40

Total Unusual Items	65	91

(a)	The 2005 adjustment excludes the $27 negative cost impact of Hurricanes Katrina and Rita.
(b)	2005 items principally consist of certain non-recurring litigation expenses, foreign currency loss on an exchange rate hedge relating to the April 2005 Bakelite acquisition, and incremental external audit fees relating to the Bakelite acquisition and the Hexion Combination in May 2005. The 2004 amount primarily represents legacy corporate allocations to RSM from its previous owner in excess of estimated incremental costs to replace such corporate services.

(5)	Amount represents the incremental EBITDA impact (before adjustment) for the Bakelite, Rhodia coatings and adhesives and Rohm and Haas wax compounds acquisitions as if they had taken place at the beginning of the respective periods. This amount excludes the announced, but not yet completed acquisition of the global inks and adhesive resins business of Akzo Nobel.
(6)	Amount represents estimated cost synergies from the Bakelite acquisition and the mergers of Resolution Performance, Resolution Specialty and Borden Chemical.

Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar expressions. The forward-looking statements contained herein reflect our current views with respect to future events and are based on our currently available financial, economic and competitive data and on current business plans. Actual results could vary materially depending on risks and uncertainties that may affect the Company’s operations, markets, services, prices and other factors as discussed in our SEC filings. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: economic factors such as an interruption in the supply of or increased pricing of raw materials due to natural disasters, competitive factors such as pricing actions by our competitors that could affect our operating margins, and regulatory factors such as changes in governmental regulations involving our products that lead to environmental and legal matters as described in our SEC filings. Additional factors that could cause actual results to differ materially from those in the forward-looking statements are discussed in our Form 10-Q for the period ended September 30, 2005 under the caption “Forward-Looking and Cautionary Statements” under Item 2: Management’s Discussion and Analysis of Financial Condition and Results of Operations. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as otherwise required by law.

About Hexion Specialty Chemicals

Based in Columbus, Ohio, Hexion Specialty Chemicals combines the former Borden Chemical, Bakelite, Resolution Performance Products and Resolution Specialty Materials companies into the global leader in thermoset resins. Hexion serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion Specialty Chemicals is owned by an affiliate of Apollo Management, L.P. Additional information is available at www.hexionchem.com.

Contacts:

Investors: John Kompa, Director, Investor Relations, Hexion Specialty Chemicals

614-225-2223 john.kompa@hexionchem.com

Media: Peter F. Loscocco Vice President, Public Affairs, Hexion Specialty Chemicals

614-225-4127 peter.loscocco@hexionchem.com